GEORGE E. CLARK
Certified Public Accountant
6309 Roswell Road NE
Suite 2-B
Atlanta, Georgia 30328
(404) 256-1218  FAX (404) 256-5634

February 19, 1998

Board of Directors and Stockholders
Monogenesis Corporation
Walker, West Virginia


In planning and performing my audit of the financial statements of Monogenesis
Corporation for the year ended December 31, 1997, I
considered its internal control structure, including procedures for safeguarding securities, in order to determine my auditing procedures for the purpose of expressing my opinion on the financial statements and to comply with the requirements of Form N-
SAR, not to provide assurance on the internal control structure.

The management of Monogenesis Corporation is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure ate to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial abatements in conformity with generally accepted accounting principles.

Because of inherent limitations in any
internal control structure, errors or
irregularities may occur and not be detected.
Also, projection
of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, I noted no matters involving the internal control structure, including procedures for safeguarding securities, that I consider to be material weaknesses above as of December 31, 1997.

This report is intended solely for the
information and use of management and the Securities and Exchange Commission.



George E. Clark
Certified Public Accountant